SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Amendment No. 1

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials

☐	Solicitation Material Pursuant to Rule 14a-11(c) or rule 14a-12

Elephant Talk Communications Corp.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A (“Amendment No. 1”) is being filed to amend the definitive proxy statement (“Proxy Statement”) of Elephant Talk Communications Corp. (the “Company”) for its 2016 Annual Meeting of Stockholders of the Company (the “Meeting”) which was filed with the Securities and Exchange Commission on July 7, 2016. Amendment No. 1 amends the Proxy Statement to reflect that any fractional shares due to be issued in connection with a reverse stock split of the Company’s common stock as described in Proposal 4 of the Proxy Statement, if such reverse stock split is approved by the stockholders and thereafter effected by the Board of Directors of the Company, in its sole discretion, will not be rounded up to the nearest whole share as indicated in the Proxy Statement, but will instead be cancelled, and in lieu of receipt of such fractional shares, each stockholder that is due a fractional share will receive in cash the fair value of fractions of a share as of the time when such stockholder is entitled to receive such fractions. The fair value of a share will be based upon the volume weighted average price for the five (5) days preceding the reverse stock split, if effected. Only shareholders holding shares of common stock on the record date of the reverse stock split will receive cash payment for fractional shares held following the reverse stock split. Aside from this change, there are no other changes to the Proxy Statement.